EXHIBIT 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of October, 2022 (the “Effective Date”), by and between Your Super HLCO LLC, a Delaware limited liability company (the “Company”) and wholly owned subsidiary of The Healing Company Inc. (“HLCO”), and Kristel De Groot, an individual (“Consultant”).

WITNESSETH:

WHEREAS, the Company desires to engage the Consultant in a consultant capacity to serve as the Chief Brand Officer, and Consultant desires to be engaged by the Company in such capacity for the period and on the terms and conditions set forth herein; and

WHEREAS, the Company and Consultant desire to enter into this Agreement to set forth the terms and conditions of Consultant’s engagement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and Consultant as follows:

1. Consulting Period. The Company agrees to engage Consultant pursuant to the terms of this Agreement, and Consultant agrees to be so engaged commencing as of the Effective Date and continuing for an initial term of one (1) year (the “Initial Term”) and shall automatically renew for successive one (1) year terms (each a “Renewal Term”) unless and until terminated in accordance with this Agreement. The Initial Term and the Renewal Terms, if any, are referred to herein as the “Consulting Period.”

2. Performance of Duties; Location. During the Consulting Period, Consultant shall serve as the Chief Brand Officer of the Company’s Your Super brand. In her capacity as the Chief Brand Officer of the Company’s Your Super brand, Consultant shall be responsible for supporting and driving brand and marketing operations of the “Your Super” brand of the Company and shall perform all duties and have all authority incident to the position of Chief Brand Officer of the Company, including, without limitation, such duties as set forth on Exhibit A. The Company and Consultant acknowledge and agree that during the Consulting Period, Consultant shall have flexible work hours and shall devote reasonable time, attention, energy, skill and efforts to the performance of her duties under this Agreement, render such services to the best of her ability, and use her good faith efforts to promote the interests of the Company. Nothing in this Agreement shall preclude Consultant from devoting reasonable time required for (x) providing services to charities, organizations and non-competing companies and/or businesses (including without limitation, serving as a member of the board of directors thereof), (y) accepting speaking engagements and authoring books, articles and other commentary and (z) managing her personal investments and affairs; which personal investments and affairs shall not be deemed (1) a breach of the provisions of this Agreement and/or (2) a conflict of interest with the Company or its affiliates. The Company and Consultant acknowledge and agree that Consultant will perform all of her duties remotely. For the avoidance of doubt, Consultant shall not be considered a full-time employee of the Company and shall have flexible work hours.

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3. Use of Likeness. During the Consulting Period, Consultant hereby grants to the Company the rights to utilize her name, nickname, images, likeness, endorsement, voice, picture and photograph, facsimile signature, avatar, biographical data, founder story and statements (collectively, the “Consultant Likeness”) to promote and market the Company in all forms of advertising, promotion, marketing and other communications for distribution through, including, but not limited to, all types of print, POS billboards or displays, press releases, packaging, event promotional materials, television, cinema, outdoor signage, Internet, new media (including, but not limited to, distribution via mobile technology and podcasts) and radio, in each case, subject to Consultant’s approval; provided that such approval shall be deemed given by Consultant if Consultant does not object to the Company’s use of the Consultant Likeness in writing. Consultant acknowledges and agrees that the compensation outlined in Section 4 of this Agreement shall also serve as compensation for the Company’s use of the Consultant Likeness during the Consulting Period; provided that, upon termination of Consultant’s engagement with the Company, for any reason, Consultant and the Company shall mutually agree on compensation for the Company’s continued use of the Consultant Likeness.

4. Compensation. Subject to the terms and conditions of this Agreement, during the Consulting Period, Consultant shall be compensated by the Company for Consultant’s services and the Company’s use of the Consultant Likeness as follows:

(a) Consultant shall receive a consulting fee that is not less than Two Hundred and Twenty-Five Thousand Dollars ($225,000.00) per year, which will be invoiced by the Consultant monthly (the “Fee”). During the thirty (30)-day period prior to the expiration of each calendar year during the Consulting Period, Consultant’s Fee shall be reviewed by the board of directors of the Company (the “Board”) to determine whether an increase in Consultant’s Fee is appropriate, which determination shall be within the sole discretion of the Board.

(b) Consultant shall receive options to purchase 300,000 restricted shares of common stock of HLCO (“Incentive Equity”), subject to the following vesting schedule:

(i) options to purchase 100,000 shares of restricted common stock of HLCO shall vest if EBITDA (as hereinafter defined) of the Company is greater than $1,500,000 for the period commencing on the Effective Date and ending on June 30, 2023;

(ii) options to purchase 100,000 shares of restricted common stock of HLCO shall vest if EBITDA of the Company is greater than $2,000,000 for the period commencing on July 1, 2023 and ending on June 30, 2024; and

(iii) options to purchase 100,000 shares of restricted common stock of HLCO shall vest if EBITDA of the Company is greater than $2,500,000 for the period commencing on July 1, 2024 and ending on June 30, 2025.

(c) Consultant shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by Consultant during the Consulting Period in the performance of Consultant’s services under this Agreement that are consistent with the Company’s policies in effect from time to time, including, without limitation, parking, car and cell phone expenses, in each case, provided that Consultant furnishes to the Company appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request, and provided further that any such proposed expense in an amount greater than $1,000 shall require preapproval by the Company.

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For purposes of this Agreement, “EBITDA” shall be calculated by gross revenue derived from the sale of the products of the Company, net of sales tax (or other taxes), returns, and promotions (e.g., discounts), less operating costs, plus depreciation and amortization consistent with historical financial accounts.

5. Termination. Consultant’s engagement hereunder may be terminated prior to the expiration of the Consulting Period by either party with or without cause by delivering thirty (30) days’ advance written notice to the other party.

6. Return of Company Property. In the event that Consultant’s engagement is terminated for any reason, Consultant (or Consultant’s estate or legal representative, as the case may be) shall be obligated to immediately return all property of the Company or any of its affiliates in Consultant’s (or their) possession as of the effective date of termination, including, but not limited to, (i) cell phones, personal computers or other electronic devices provided by the Company, including all files resident on such devices, (ii) all memoranda, notes, records, files or other documentation, whether made or compiled by Consultant alone or in conjunction with others (regardless of whether such persons are engaged by the Company), (iii) all proprietary or other information of the Company and its affiliates (originals and all copies) which is in Consultant’s control or possession (or that of Consultant’s estate or legal representative, as the case may be), and (iv) any and all other property of the Company and its affiliates which is in Consultant’s control or possession (or that of Consultant’s estate or legal representative, as the case may be), whether directly or indirectly. Notwithstanding the foregoing, Consultant may retain Consultant’s address books provided that such items only include contact information. To the extent that the Consultant is provided with a cell phone number by the Company relating to her engagement, the Company shall cooperate with Consultant in transferring such cell phone number to Consultant’s individual name following termination.

7. Restrictive Covenants. Consultant covenants and agrees that:

(a) Confidential Information. During the Consulting Period and at all times thereafter, Consultant shall keep secret and retain in strictest confidence, and shall not use for Consultant’s benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s business or to the Company and its affiliates learned by Consultant heretofore or hereafter directly or indirectly from the Company and its affiliates, including, without limitation, information with respect to (i) operations, (ii) sales figures, (iii) profit or loss figures and financial data, (iv) costs, (v) customers, clients, and customer lists (including, without limitation, credit history, repayment history, financial information and financial statements), (vi) recipes and formulas, and (vii) plans (collectively, the “Confidential Information”) and shall not disclose such Confidential Information to anyone outside of the Company and its affiliates except with the Company’s express written consent and except for Confidential Information which (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of Consultant or (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. Consultant further agrees that Consultant shall not make any statement or disclosure that (x) would be prohibited by applicable federal or state laws or (y) is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates.

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(b) Non-Solicitation. During the Consulting Period and for twelve (12) months thereafter (the “Restricted Period”), Consultant shall not, without the prior written consent of the Board, directly or indirectly:

(i) solicit any employee or consultant of the Company and/or any of its subsidiaries or encourage such employee or consultant to leave such engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or consultants, or hire or engage any such employee or consultant; provided, however, that nothing in this Section 7(b)(i) shall prevent Consultant from hiring (x) any employee or consultant whose engagement or engagement has been terminated by the Company (y) after one hundred eighty (180) days from the date of termination or engagement or engagement, any employee or consultant whose engagement or engagement has been terminated by such employee or consultant or (z) any consultant, so long as such consultant is not engaged by Consultant to provide services for a Competitive Business (as defined below). Notwithstanding the foregoing and for the avoidance of doubt, a general solicitation published in a newspaper, over the Internet or through other publication of general circulation (including without limitation, LinkedIn and other social media) that is not specifically targeted at the Company’s employees, agents, consultants or representatives shall not be deemed to violate this Section 7(b)(i); or

(ii) (A) solicit, or encourage, entice or make an offer or proposal to any customer, client, supplier, vendor, licensor, licensee, partner or joint venturer (each, a “Company Business Relationship”) that is or was engaged by or doing business with the Company or its subsidiaries at any time during the Consulting Period, in each case for the purpose of obtaining business or contracts related to or otherwise in connection with or for the benefit of any Competitive Business; (B) solicit, entice, encourage, cause or seek to cause any Company Business Relationship to not do business with, or to terminate or reduce or change the level or nature of business done with, or to adversely influence or alter its relationship with, the Company or its subsidiaries; or (C) divert or take away, or attempt to divert or take away, any Company Business Relationship from being engaged by or doing business with the Company or its subsidiaries in connection with or for the benefit of any Competitive Business.

(c) Non-Compete.

(i) During the Restricted Period, Consultant expressly shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, franchise, license, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be engaged or be otherwise connected in any manner with, a Competitive Business; provided, however, that the foregoing shall not prohibit Consultant from acquiring securities of any entity solely as an investment and so long as Consultant is not part of any control group of such entity and such securities, alone or if converted, do not constitute more than five percent (5%) of the outstanding voting power of that entity. For purposes hereof, “Competitive Business” means any person, corporation or other entity which manufactures, sells or attempts to sell superfoods.

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(d) Records. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Consultant or made available to Consultant by the Company concerning the Company’s business or the Company shall be the Company’s property and shall be delivered to the Company at any time on request.

(e) Acknowledgment. Consultant acknowledges and agrees that the restrictions set forth in this Section 7 are critical and necessary to protect the Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Consultant also acknowledges and agrees that, in the event that Consultant breaches any of the provisions in this Section 7, the Company shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this Section 7. Consultant further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 7.

(f) Intellectual Property Ownership. Consultant hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) that Consultant conceives, develops, discovers or makes in whole or in part during Consultant’s engagement (whether before or during the Consulting Period) by the Company that relate to the business of the Company or any affiliate of the Company or the actual or demonstrably anticipated research or development of the Company or any affiliate of the Company, or (ii) that result from any work Consultant performs for the Company or any affiliate of the Company (collectively, the “Work Product”). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a “work made for hire” as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, Consultant for any reason retains any right, title or interest in or relating to any Work Product, Consultant agrees promptly to assign, at the Company’s expense, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time during or after the Consulting Period, Consultant will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement, in each case, at the Company’s expense. Consultant will promptly disclose to the Company any such Work Product in writing.

8. Independent Contractor. Consultant agrees to perform the services hereunder solely as an independent contractor. The parties recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship of employer and employee between the parties. Consultant is not authorized to enter into or commit the Company to any agreements and, except as specifically set forth elsewhere in this Agreement, shall not represent itself as the agent or legal representative of the Company. Except as specifically set forth elsewhere in this Agreement, Consultant shall not have the authority to speak for, represent, or obligate the Company in any way without prior written authority from the Company. Further, Consultant shall not be entitled to participate in any of the Company's benefits, including without limitation any health or retirement plans. Consultant shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement. Company shall not be liable for taxes, Worker's Compensation, unemployment insurance, employers' liability, employer's FICA, social security, withholding tax, or other taxes or withholding for or on behalf of Consultant. All such costs shall be Consultant’s responsibility.

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9. Successors; Assignment. This Agreement shall be binding on, and inure to the benefit of, each of the parties and their permitted successors and assigns. This Agreement may be assigned by the Company to a successor in interest in connection with a sale of all or substantially all of the assets or securities of the Company.

10. Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

11. Waiver of Breach. The waiver by either the Company or Consultant of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Consultant.

12. Notice. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service, (iii) one business day after being sent to the recipient by facsimile transmission with confirmation or electronic mail, (iv) upon receipt if via facsimile or email, or (v) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed:

(a) to Consultant addressed as follows:

Kristel de Groot

Karpasias 50,

4607 - Pissouri, Limassol

Cyprus

Email: kristel@kristeldegroot.com

(b) to the Company addressed as follows:

Your Super HLCO LLC

Ten Grand Street, 11th Floor

Brooklyn, NY 11249

Attention: Simon Belsham

Email: simon@healingcompany.com

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13. Amendment. This Agreement may be amended only by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and Consultant’s estate upon Consultant’s death), shall have any rights under or interest in this Agreement or the subject matter hereof.

14. Applicable Law. The provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.

15. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17. Authority. Each party represents and warrants that (i) such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, (ii) such party is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent such party from entering into this Agreement or performing all of such party’s duties and obligations hereunder, and (iii) this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18. Dispute Resolution. Any dispute or controversy arising under or relating to this Agreement and Consultant’s engagement with the Company (whether based on contract or tort or other common law or upon any federal, state or local statute or regulation, including, without limitation, claims of discrimination, harassment and retaliation under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Engagement Act and similar federal, state and local fair engagement practices laws) shall, at the election of either Consultant or the Company, be submitted to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for resolution in arbitration in accordance with the then current rules and procedures of JAMS for engagement-related disputes. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than thirty (30) days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy), and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 18. Any such arbitration proceedings shall take place in Venice, California before a single arbitrator (rather than a panel of arbitrators), pursuant to any available streamlined or expedited (rather than a comprehensive) arbitration process and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration for both parties. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of Illinois for this purpose; provided, however, the parties may agree after the commencement of a proceeding to hold the arbitration in another jurisdiction. If, at the time any dispute or controversy arises with respect to this Agreement, JAMS is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for purposes of this Section 18, and the arbitration will be conducted in accordance with the then current AAA Engagement Arbitration Rules & Mediation Procedures.

[Remainder of page intentionally left blank; signature page and Exhibit A follow.]

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IN WITNESS WHEREOF, Consultant and the Company have executed this Consulting Agreement as of the Effective Date.

CONSULTANT:

/s/ Kristel De Groot
KRISTEL DE GROOT

COMPANY:

YOUR SUPER HLCO LLC

By: /s/ Simon Belsham
Name: Simon Belsham
Title: Authorized Officer

[Signature Page to Consulting Agreement]

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Exhibit A

Specific Duties

Consultant shall provide the following services to the Company during the Consulting Period:

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Serve as face of the brand with personal messages and customer communication, social media lives, photoshoots for new launches and brand marketing campaigns (including, for example, interviews, podcasts, speaking engagements and tv).

2.	Promote Your Super through personal podcast, social channels & book tour.

3.	Create personal content for social channels (e.g. Instagram and TikTok) and customer emails.

4.	Support strategy around product development and innovation pipeline.

5.	Support overall brand and product visioning for the Your Super brand and Your Super HLCO LLC in general.

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